Exhibit 16.1

June 26, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated June 26, 2006 of CRA International, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs in Item 4.01.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP